Exhibit 10.2

QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey

January 31, 2011

Mr. Peter K. Hopkins
GlaxoSmithKline plc.
via Email

Dear Mr. Hopkins:

We understand you intend to sell approximately 30.8 million shares of your Quest Diagnostics Incorporated common stock. As discussed, we are willing to facilitate an orderly sale by purchasing a portion of these shares from you directly. Specifically, we are prepared to purchase 15,377,551 shares from you on the terms outlined in the attached term sheet.

Sincerely,

/s/ Michael G. Lukas

Michael G. Lukas
Vice President, Finance

AGREED AND ACCEPTED

GLAXOSMITHKLINE PLC

/s/ P.K. Hopkins

Name: P.K. Hopkins
Title: Authorized Signatory

Summary of Terms

Securities	Quest Diagnostics Incorporated common stock (the “Common Stock”)

Seller	SB Holdings Capital Inc.

Buyer	Quest Diagnostics Incorporated

Number of Shares	15,377,551 shares

Price per Share	$54.30

Trade Date	January 31, 2011

Settlement Date	February 4, 2011